Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Call Warrants linked to the shares of The Health Care Select Sector SPDR® Fund due March 29, 2018	$14,594,975.00	$1,695.94
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated November 14, 2014) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-200212 Dated March 25, 2015

100,655 Call Warrants Linked to the shares of The Health Care Select Sector SPDR® Fund
UBS AG $14,594,975 Call Warrants linked to the shares of The Health Care Select Sector SPDR® Fund due March 29, 2018

Investment Description

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of shares of The Health Care Select Sector SPDR® Fund (the “underlying equity”). The Warrants are European-style cash-settled call warrants, entitling you to receive a cash payment, if any, based on the amount by which the closing price of the underlying equity on the expiration date (the “equity ending price”) is above the closing price of the underlying equity on the trade date (the “equity starting price”). The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the equity ending price is equal to or less than the equity starting price. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Key Terms

Issuer:	UBS AG, London Branch (“UBS”).
Term:	3 years.
Warrant Description:	European-style, cash-settled call warrants, each linked to the performance of shares of The Health Care Select Sector SPDR® Fund.
Underlying Equity:	Shares of The Health Care Select Sector SPDR® Fund.
Trade Date:	March 25, 2015.
Settlement Date:	March 30, 2015.
Expiration Date:	March 26, 2018, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Cash Settlement Payment Date:	March 29, 2018 (on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.
Premium/Initial Investment:	$145.00 per Warrant, representing 14.50% of the notional amount per Warrant (references to “initial investment” in this prospectus supplement shall also refer to the “premium”).
Notional Amount:	$1,000.00 per Warrant.
Cash Settlement Amount:	For each Warrant, an amount equal to the greater of (i) the notional amount per Warrant multiplied by the equity return and (ii) zero. The issuer will pay the cash settlement amount on the cash settlement payment date.
Equity Return:	The quotient, expressed as a percentage, of (i) the equity ending price minus the equity starting price divided by (ii) the equity starting price. Expressed as a formula:
Equity Ending Price – Equity Starting Price Equity Starting Price
Equity Starting Price:	$72.67, which is the closing price of the underlying equity on the trade date, as determined by the calculation agent.
Equity Ending Price:	The closing price of the underlying equity on the expiration date, as determined by the calculation agent.
Trading Day:	A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. exchange(s) or market(s) on which the underlying equity or a security constituting the assets of the underlying equity (collectively, the “underlying equity constituent stocks”) is listed or admitted for trading. With respect to the underlying equity or underlying equity constituent stocks issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Automatic Exercise:	The Warrants will be automatically exercised on the expiration date if the equity ending price is greater than the equity starting price. (You do not have the right to exercise your Warrants prior to the expiration date.)
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date.
Minimum Purchase Requirement:	69 Warrants and increments of 1 thereafter.
Options Approved Account:	In order to purchase the Warrants, you must have an options-approved account in which you are approved to purchase call options.
No Listing:	The Warrants will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	UBS Securities LLC
CUSIP Number:	90274P690
ISIN Number:	US90274P6907

The equity return must be greater than 14.50% for you to receive a positive return on your initial investment. If the equity return is positive but less than 14.50%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

Any payment on the Warrants is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment. See “Risk Factors” beginning on page S-9 for risks related to an investment in the Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Warrants or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Warrant	$145.00	$6.50	$138.50
Total	$14,594,975.00	$654,257.50	$13,940,717.50

J.P. Morgan Placement Agent	UBS Investment Bank

Prospectus Supplement dated March 25, 2015

ADDITIONAL INFORMATION ABOUT UBS AND THE WARRANTS

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering for which this prospectus supplement relates. Before you invest, you should read the prospectus dated November 14, 2014 titled “Debt Securities and Warrants”, relating to our Warrants and any other documents that UBS has filed with the SEC for more complete information about UBS. You may obtain these documents for free from the SEC Website at www.sec.gov. Our Central Index Key, or CIK, on the SEC Website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Warrants in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Warrants prior to their issuance. In the event of any changes to the terms of the Warrants, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

S-i

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcements of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the key features of the Warrants, as well as a discussion of factors you should consider before purchasing the Warrants. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated November 14, 2014.

What are the Warrants?

The call warrants (the “Warrants”) are warrants issued by UBS whose return is linked to the performance of shares of The Health Care Select Sector SPDR® Fund (the “underlying equity”) measured at the trade date relative to the expiration date. For further information concerning the underlying equity, see “Description of the Underlying Equity”.

The Warrants are European-style cash-settled call warrants, each linked to the performance of the underlying equity, entitling you to receive a cash payment, if any, based on the amount by which the closing price of the underlying equity on the expiration date (the “equity ending price”) is above the closing price of the underlying equity on the trade date (the “equity starting price”). The Warrants may only be exercised on the expiration date. The Warrants will be automatically exercised on the expiration date under the conditions described below. The Warrants will not be exercised and will expire worthless if the equity ending price is equal to or less than the equity starting price.

The equity return must be greater than 14.50% for you to receive a positive return on your initial investment. If the equity return is positive but less than 14.50%, the cash settlement amount will be less than the premium paid on the Warrants and you will lose part of your initial investment in the Warrants. If the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless.

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

♦	If the equity ending price is greater than the equity starting price, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Equity Return

♦	If the equity ending price is equal to or less than the equity starting price, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” is $145.00 per Warrant representing 14.50% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “equity return” is the quotient, expressed as a percentage of (i) the equity ending price minus the equity starting price divided by (ii) the equity starting price. Expressed as a formula:

Equity Return =
Equity Ending Price - Equity Starting Price

Equity Starting Price

The “equity starting price” is equal to $72.67, which is the closing price of the underlying equity on the trade date, as determined by the calculation agent.

The “equity ending price” will equal the closing price of the underlying equity on the expiration date, as determined by the calculation agent.

The “trade date” is March 25, 2015.

The “settlement date” is March 30, 2015.

The “expiration date” will be March 26, 2018, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be March 29, 2018 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

UBS Securities LLC will serve as the calculation agent. For more specific information on the calculation agent, see “General Terms of the Warrants — Role of Calculation Agent.”

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt obligations, with a premium of $145.00 per Warrant, and a minimum purchase of 69 Warrants (for a total minimum premium of $10,005.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant at a premium of $145.00 per Warrant.

For more specific information about the Warrants, including the calculation of the cash settlement amount, if any, see “—  What are the steps to calculate the cash settlement amount?” beginning on page S-5, “— Hypothetical examples of how the Warrants perform upon Expiration” beginning on page S-6, and “General Terms of the Warrants” beginning on page S-18.

Investing in the Warrants involves significant risks. The equity return must be greater than 14.50% for you to receive a positive return on your initial investment. If the equity return is positive but less than 14.50%, you will lose part of your initial investment in the Warrants. If the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Selected Purchase Considerations

♦	Leveraged Market Exposure — The Warrants provide the opportunity to earn returns from possible increases in the price of the underlying equity through a leveraged investment. Each Warrant will provide a return, if any, based on the notional amount rather than the premium. Whether you receive a cash settlement amount upon the expiration of the Warrants will depend on the equity return, and the amount of any cash settlement amount will depend on the amount by which the equity ending price is above the equity starting price. If the Warrants are exercised, you will receive a leveraged gain or incur a leveraged loss on your investment depending on whether the underlying equity has appreciated by more or less than 14.50%.
♦	Automatic Exercise; Worthless Expiration — The Warrants will be automatically exercised or will expire worthless on the expiration date and are not exercisable at your discretion.
♦	Minimum Purchase — 69 Warrants (for a total minimum premium of $10,005.00).
♦	Options-Approved Account — You must have an options-approved account in which you are approved to purchase call options.
♦	Tax Consequences — In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as call options for U.S. federal income tax purposes. Subject to the constructive ownership rules (as further discussed in the section entitled “Supplemental U.S. Tax Considerations”), if the Warrants are treated as cash-settled call options, upon the sale, exercise or expiration of your Warrants, you should generally recognize capital gain or loss which should be long-term capital gain or loss if you have held your Warrants for more than one year (otherwise such gain or loss would be short term capital gain or loss if held for one year or less). You should review carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-27.

What are some of the risks of the Warrants?

An investment in the Warrants involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” beginning on page S-9.

♦	Risk of loss upon expiration of the Warrants — If the equity return is zero or negative, meaning the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. You will receive a cash payment upon automatic exercise only if the equity ending price is greater than the equity starting price, and the amount of any cash payment will depend on the amount by which the equity ending price is above the equity starting price. The equity return must be greater than 14.50% for you to receive a cash settlement amount that is greater than the premium and therefore earn a positive return on your initial investment. If the equity return is positive but less than 14.50%, you will receive a cash settlement amount that is less than the premium, in which case you will lose some of your initial investment in the Warrants. Accordingly, to receive an amount equal to your initial investment at expiration, the price of the underlying equity must increase by at least 14.50%. You should therefore be willing to accept losing some or all of your initial investment.
♦	The Warrants are not standardized options issued by the Options Clearing Corporation — The Warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect from a clearing member’s failure, purchasers of Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the secondary market for the Warrants, if any, will not be as liquid as the market for OCC standardized options and therefore, sales of the Warrants prior to the expiration date might result in a price that is at a discount to the theoretical value of the Warrants based on the then prevailing price of the underlying equity and other factors as discussed below in “— Price of Warrants prior to the expiration date”.

♦	The Warrants are suitable only for investors with options-approved accounts — The Warrants will be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.
♦	Market risk — The return on the Warrants, which may be positive or negative, is directly linked to the performance of the underlying equity and indirectly linked to the value of the underlying equity constituent stocks. The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity or the underlying equity constituent stocks such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the underlying equity, changes in the price of the underlying equity (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.
♦	Owning the Warrants is not the same as owning the underlying equity — The return on your Warrants is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Warrants. As an owner of the Warrants, you will not have voting rights or any other rights that holders of the underlying equity may have.
♦	No assurance that the investment view implicit in the Warrants will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the equity ending price will rise above the equity starting price. The equity ending price will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the underlying equity constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the underlying equity and the underlying equity constituent stocks, and the risk of losing some or all of your initial investment.
♦	The Warrants are subject to risks associated with the health care sector — The Health Care Select Sector SPDR® Fund seeks to track the performance of the Health Care Select Sector Index (the “underlying index”), which is comprised of the stocks of companies representing the health care sector of the S&P 500® Index. The Health Care Select Sector SPDR® Fund invests in companies in the health care sector, which are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure and an increased emphasis on outpatient services. Companies in the health care sector are heavily dependent on patent protection and the process of obtaining patent approval can be long and costly. The expiration of patents may adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.
♦	The value of the shares of the underlying equity may not completely track the value of the underlying equity constituent stocks or the level of the underlying index — You should be aware that, although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the underlying equity constituent stocks in which it invests, the value of the underlying equity may not completely track the value of the underlying equity constituent stocks in which the underlying equity invests. The value of the underlying equity will reflect the transactional costs and fees that the underlying equity constituent stocks in which the underlying equity invests do not have.

In addition, the underlying equity may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the underlying index. The correlation between the performance of the underlying equity and the performance of its underlying index may not be perfect. Although the performance of the underlying equity seeks to replicate the performance of its underlying index, the underlying equity may not invest in all the underlying equity constituent stocks comprising such underlying index but rather may invest in a representative sample of underlying equity constituent stocks comprising such underlying index.

♦	No interest payments — UBS will not pay any interest with respect to the Warrants.
♦	There may be little or no secondary market for the Warrants — The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Warrants may not develop. UBS Securities LLC and other affiliates of UBS may make a market in the Warrants, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Warrants prior to the expiration date could be at a substantial discount from the premium and to the intrinsic value of the Warrants; and as a result, you may suffer substantial losses.

♦	Credit risk of UBS — The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants. In the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.
♦	Price of Warrants prior to the expiration date — The market price of the Warrants will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity and underlying equity constituent stocks; the dividend rate paid on the underlying equity and its underlying equity constituent stocks; the time remaining to the expiration date of the Warrants; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Warrants — Generally, the price of the Warrants in the secondary market is likely to be lower than the premium since the premium included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Warrants. Furthermore, assuming no change in market conditions or any other relevant factors after purchase of the Warrants, the Warrants will be subject to a decline in value over time (generally known as time decay).
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity, any underlying equity constituent stocks and/or listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the foregoing, may adversely affect the price of the underlying equity and, therefore, the market value of the Warrants.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, issuers of underlying equity constituent stocks comprising the underlying equity or trading activities related to the underlying equity or any equity constituent stock, which may present a conflict between the interests of UBS and you, as a holder of the Warrants. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the underlying equity to which the Warrants are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Warrants are uncertain. You should consult your own tax advisor about your own tax situation.

The Warrants generally may be a suitable investment for you if:

♦	You are approved for trading options with your broker-dealer including the purchase of call options.
♦	You fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.
♦	You fully understand the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the equity ending price is greater than the equity starting price.
♦	You can tolerate a loss of some or all of your initial investment.
♦	You believe the price of the underlying equity will appreciate over the term of the Warrants and that the equity return is likely to exceed 14.50% as of the expiration date, which is the minimum equity return required for you to receive a positive return on the Warrants.
♦	You understand and accept that if the equity price does not appreciate from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.
♦	You seek increased sensitivity to the market risk of the underlying equity and can tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the price of the underlying equity.
♦	You do not seek current income from your investment and are willing to forego dividends paid on the underlying equity or any underlying equity constituent stocks.
♦	You seek an investment with exposure to companies in the biotechnology and pharmaceutical industries of the S&P 500® Index.

♦	You are willing to hold the Warrants until the expiration date and accept that there may be little or no secondary market for the Warrants.
♦	You are willing to assume the credit risk of UBS for all payments under the Warrants, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of your initial investment.

The Warrants generally may not be a suitable investment for you if:

♦	You do not fully understand the risks inherent in an investment in the Warrants, including the risks of trading options.
♦	You do not understand and/or do not accept that the Warrants are leveraged investments that involve a high degree of risk that may result in a loss of some or all of your initial investment even if the equity ending price is greater than the equity starting price.
♦	You require an investment designed to provide a full return of your initial investment after the expiration date.
♦	You are not willing to lose some or all of your initial investment.
♦	You believe the price of the underlying equity will not appreciate over the term of the Warrants or that the equity return will appreciate but is unlikely to exceed 14.50% as of the expiration date, which is the minimum equity return required for you to receive a positive return on the Warrants.
♦	You do not understand and/or do not accept that if the equity price does not appreciate from the trade date to the expiration date the Warrants will expire worthless resulting in a loss of all of your initial investment.
♦	You do not seek increased sensitivity to the market risk of the underlying equity and cannot tolerate fluctuations in the price of the Warrants prior to the expiration date that will far exceed the downside fluctuations in the price of the underlying equity.
♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity or underlying equity constituent stocks.
♦	You do not seek an investment with exposure to companies in the biotechnology and pharmaceutical industries of the S&P 500® Index.
♦	You are unable or unwilling to hold the Warrants to the expiration date or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Warrants.

The suitability considerations identified above are not exhaustive. Whether or not the Warrants are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Warrants in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page S-9 of this prospectus supplement.

What are the steps to calculate the cash settlement amount?

Set forth below is an explanation of the steps necessary to calculate the cash settlement amount.

Step 1: Calculate the Equity Return

The equity return is the quotient, expressed as a percentage, of (i) the equity ending price minus the equity starting price divided by (ii) the equity starting price. Expressed as a formula:

Equity Return =
Equity Ending Price - Equity Starting Price

Equity Starting Price

Step 2: Calculate the cash settlement amount

On the cash settlement payment date UBS will pay the cash settlement amount per Warrant that you hold, calculated as follows:

♦	If the equity ending price is greater than the equity starting price, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Equity Return

♦	If the equity ending price is equal to or less than the equity starting price, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

Investing in the Warrants involves significant risks. The equity return must be greater than 14.50% for you to receive a positive return on your initial investment. If the equity return is positive but less than 14.50%, you will lose part of your initial investment in the Warrants. If the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Hypothetical examples of how the Warrants perform upon Expiration

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying equity relative to the equity starting price. We cannot predict the equity ending price of the underlying equity. You should not take these examples as an indication or assurance of the expected performance of the underlying equity. The actual terms for the Warrants are specified on the cover of this prospectus supplement.

Assumptions for Hypothetical Examples and Hypothetical Return Profile:

Term:	3 Years
Premium:	$145.00 per Warrant representing 14.50% of the notional amount per Warrant, with a minimum purchase of 69 Warrants (for a total minimum premium of $10,005.00).
Notional Amount:	$1,000.00 per Warrant.
Automatic Exercise:	If the equity ending price is greater than the equity starting price, the Warrants will be automatically exercised on the expiration date. If the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will not receive any cash payment upon expiration.
Payment upon Automatic Exercise:	If the Warrants are automatically exercised, you will receive the cash settlement amount per Warrant, where:
Cash Settlement Amount = Notional Amount × Equity Return Equity Return = Equity Ending Price - Equity Starting Price Equity Starting Price
Equity Starting Price:	$75.00.
Equity Ending Price:	The closing price of the underlying equity on the expiration date.

Example 1: The equity return is 15.00%

The equity ending price is $86.25 on the expiration date, a 15% increase from the equity starting price of $75.00.

This example illustrates that a 15.00% appreciation in the underlying equity over the term of the Warrants will result in a cash settlement amount of $150.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 3.45%.

Since the equity ending price is greater than the equity starting price, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Equity Return
                                 = $1,000.00 × 15.00% = $150.00

Investor receives $150.00 on the cash settlement payment date for each Warrant (a 3.45% total return).

Example 2: The equity return is 20.00%

The equity ending price is $90.00 on the expiration date, a 20.00% increase from the equity starting price of $75.00.

This example illustrates that a 20.00% appreciation in the underlying equity over the term of the Warrants will result in a cash settlement amount of $200.00 for each Warrant and a corresponding total return on your initial investment in the Warrants of approximately 37.93%.

Since the equity ending price is greater than the equity starting price, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Equity Return
                                     = $1,000.00 × 20.00% = $200.00

Investor receives $200.00 on the cash settlement payment date for each Warrant (a 37.93% total return).

Example 3: The equity return is -30.00%

The equity ending price is $52.50 on the expiration date, a 30.00% decrease from the equity starting price of $75.00.

This example illustrates that a 30.00% decline in the underlying equity over the term of the Warrants will result in a payment of $0.00 for each Warrant. Since the equity ending price is less than the equity starting price, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Example 4: The equity return is 14.50%

The equity ending price is $85.88 on the expiration date, a 14.50% increase from the equity starting price of $75.00.

This example illustrates that a 14.50% equity return will constitute a break-even price under the assumptions governing this example. As a result, the corresponding cash settlement amount will be equal to the premium per Warrant. Therefore, the total return on your initial investment in the Warrants will be 0.00%.

Since the equity ending price is greater than the equity starting price, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Equity Return
                                 = $1,000.00 × 14.50% = $145.00

However, because the equity return is equal to 14.50%, which results in a cash settlement amount equal to the premium paid per Warrant, you will not receive a positive return on your investment.

Investor receives $145.00 on the cash settlement payment date for each Warrant (a 0.00% total return).

Example 5: The equity return is 8.00%

The equity ending price is $81.00 on the expiration date, an 8.00% increase from the equity starting price of $75.00.

This example illustrates that an 8.00% equity return will result in a cash settlement amount of $80.00 for each Warrant and a corresponding loss on your initial investment in the Warrants of approximately 44.83%. Although the equity ending price exceeds the equity starting price, the underlying equity did not appreciate by more than 14.50%, which is the minimum equity return sufficient to offset the premium paid on the Warrants.

Since the equity ending price is greater than the equity starting price, your Warrant will be automatically exercised and your payment upon expiration will be calculated as:

Cash Settlement Amount = Notional Amount × Equity Return
                                = $1,000.00 × 8.00% = $80.00

However, because the equity return is less than 14.50%, the cash settlement amount does not offset the premium paid on the Warrants and you will lose part of your investment.

Investor receives $80.00 on the cash settlement payment date for each Warrant (a 44.83% loss).

Example 6: The equity return is 0.00%

The equity ending price is $75.00 on the expiration date, a 0.00% increase from the equity starting price of $75.00.

This example illustrates that a 0.00% flat return of the underlying equity over the term of the Warrants will result in a payment of $0.00 for each Warrant. Since the equity ending price is equal to the equity starting price, the Warrants will not be exercised and your payment upon expiration will be $0.00 (Warrant expires worthless). Therefore, the loss on your initial investment in the Warrants will be 100.00% (a total loss of your initial investment).

Investor receives $0.00 for each Warrant at expiration (a total loss of your initial investment).

Accordingly, if the equity return is zero or negative, you will lose all of your initial investment.

HYPOTHETICAL RETURN PROFILE UPON EXPIRATION OF YOUR WARRANTS

Any table, chart or calculation showing hypothetical payment amounts in this prospectus supplement is provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical equity ending prices of the underlying equity on the expiration date, could have on your payment on the cash settlement payment date, as calculated in the manner described herein. Such hypothetical table, chart or calculation is based on prices for the underlying equity that may not be achieved on the expiration date.

As calculated herein, the hypothetical payment amounts on your Warrants on the cash settlement payment date may bear little or no relationship to the actual market value of your Warrants on that date or at any other time, including any time over the term of the Warrants that you might wish to sell your Warrants. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Warrants, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Warrants might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying equity constituent stocks. The factors listed under “Risk Factors — Owning the Warrants is not the same as owning the underlying equity or underlying equity constituent stocks”, among others, may cause the financial return on your Warrants to differ from the financial return you would receive by investing directly in the underlying equity constituent stocks.

We describe various risk factors that may affect the market value of the Warrants, and the unpredictable nature of that market value, under “Risk Factors” beginning on page S-9 of this prospectus supplement.

We cannot predict the prices of the underlying equity during the term of your Warrants or, therefore, whether the equity ending price will be greater than the equity starting price. Moreover, the assumptions we make in connection with any hypothetical information herein may not reflect actual events. Consequently, that information may give little or no indication of the payment amount (if any) that will be delivered in respect of your Warrants on the cash settlement payment date, nor should it be viewed as an indication of the financial return on your Warrants or of how that return might compare to the financial return if you were to invest directly in the underlying equity constituent stocks.

3 Year Equity Return	Warrant Value at Expiration	Gain/Loss on Warrant	Warrant Total Return
20.00%	$200.00	$55.00	37.93%
15.00%	$150.00	$5.00	3.45%
14.50%	$145.00	$0.00	0.00%
10.00%	$100.00	-$45.00	-31.03%
5.00%	$50.00	-$95.00	-65.52%
0.00%	$0.00	-$145.00	-100.00%
-5.00%	$0.00	-$145.00	-100.00%
-10.00%	$0.00	-$145.00	-100.00%
-15.00%	$0.00	-$145.00	-100.00%
-20.00%	$0.00	-$145.00	-100.00%
-25.00%	$0.00	-$145.00	-100.00%
-30.00%	$0.00	-$145.00	-100.00%
-35.00%	$0.00	-$145.00	-100.00%
-40.00%	$0.00	-$145.00	-100.00%
-45.00%	$0.00	-$145.00	-100.00%
-50.00%	$0.00	-$145.00	-100.00%
-100.00%	$0.00	-$145.00	-100.00%

RISK FACTORS

The return on the Warrants, if any, is linked to the performance of shares of The Health Care Select Sector SPDR® Fund (the “underlying equity”), and will depend on whether the equity ending price is greater than, equal to or less than the equity starting price. If the equity ending price for the Warrants is equal to or less than the equity starting price, you will lose all of your initial investment in the Warrants. Investing in the Warrants is not equivalent to investing directly in the underlying equity constituent stocks themselves, for a variety of reasons, including because (1) you will only earn a positive return on your investment if the equity return is greater than 14.50% and (2) the leveraged nature of the Warrants. For other significant reasons, see “Risk Factors — Owning the Warrants is not the same as owning the underlying equity or underlying equity constituent stocks” below. This section describes the most significant risks relating to the Warrants. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus before investing in the Warrants.

The Warrants are long-term options and do not guarantee any return of your initial investment. You may lose some or all of your initial investment in the Warrants.

The Warrants are leveraged investments that involve a high degree of risk, which may result in the Warrants expiring worthless. Your Warrants will be automatically exercised or expire worthless on the expiration date and are not exercisable at your option. The Warrants will be “in-the-money”, i.e., you will get back at least some of your initial investment, only if the equity ending price is greater than the equity starting price. If the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants.

If the equity ending price is greater than the equity starting price (i.e. the Warrants are in-the-money), but the equity return is less than 14.50%, you will receive a cash settlement amount that is less than the premium and will, therefore, lose part of your initial investment in the Warrants. You will not receive a cash settlement amount upon expiration in excess of the premium, and therefore a positive return on your initial investment, unless the equity return is greater than 14.50%. Accordingly, to get back your initial investment, the price of the underlying equity must increase by at least 14.50%. You should therefore be prepared to lose some or all of your initial investment in the Warrants.

See “Prospectus Supplement Summary — What are the steps to calculate the cash settlement amount?” beginning on page S-5 and “General Terms of the Warrants — Payment to Holders of the Warrants — Cash Settlement Amount” beginning on page S-18 for a description of how the cash settlement amount will be calculated.

The Warrants are not standardized options issued by the Options Clearing Corporation.

The Warrants are not standardized options of the type issued by the OCC, a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the Warrants must look solely to UBS for performance of its obligations to pay the cash settlement amount, if any, upon expiration of the Warrants. Further, the market for the Warrants is not expected to be as liquid as the market for OCC standardized options.

The Warrants are unsubordinated, unsecured contractual obligations of UBS and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt.

The Warrants are subject to increased market risk of the underlying equity.

The return on the Warrants, which may be positive or negative, is directly linked to the performance of the underlying equity and indirectly linked to the value of the underlying equity constituent stocks. The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity or the underlying equity constituent stocks such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. In addition, the Warrants have an increased sensitivity to market risk. Because your investment in the Warrants provides for leveraged exposure to the underlying equity, changes in the price of the underlying equity (both positive and negative) will have a greater impact on the value of the Warrants prior to the expiration date, and the cash settlement amount, if any, on your Warrants on the expiration date.

No assurance that the investment view implicit in the Warrants will be successful.

It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the equity ending price will rise above the equity starting price. The equity ending price will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the underlying equity constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the underlying equity and the underlying equity constituent stocks, and the risk of losing some or all of your initial investment.

Any payment on the Warrants is subject to the creditworthiness of UBS.

The Warrants are unsubordinated, unsecured contractual obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Warrants, including any repayment of your initial investment, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Warrants and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Warrants and you could lose all of your initial investment.

The time remaining to the expiration date may adversely affect the market price of the Warrants.

You will lose all of your initial investment if the price of the underlying equity fails to increase over the term of the Warrants. This risk reflects the nature of a warrant as an asset which tends to decline in value over time (generally referred to as time decay) and which may be worthless when it expires if the warrant is “out-of-the-money” (i.e., the equity ending price is equal to or less than the equity starting price), which could occur if the equity price fails to increase over the term of the Warrants. Assuming all other factors that may affect the price of a Warrant are held constant, the more a Warrant is out-of-the-money and the shorter its remaining time to expiration, the greater the risk that the Warrants will expire worthless and you will lose all of your initial investment. Therefore, the market value of the Warrants is likely to reflect the extent of the rise or decline in the price of the underlying equity in connection with the time remaining to the expiration date.

The Warrants are suitable only for investors with options-approved accounts.

We are requiring that Warrants be sold only to investors with options-approved accounts approved for the purchase of call options. Investors considering purchasing the Warrants should be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the Warrants in light of their particular circumstances.

Owning the Warrants is not the same as owning the underlying equity.

The return on your Warrants is unlikely to reflect the return you would realize if you actually owned the underlying equity or the underlying equity constituent stocks and held such investments for a similar period because:

♦	the return on such a direct investment would depend primarily upon the relative appreciation or depreciation of the underlying equity or the underlying equity constituent stocks during the term of the Warrants, and not on (i) whether the equity ending price is greater than the equity starting price and (ii) whether the equity return is positive by an amount sufficient for your cash settlement amount at expiration to offset the premium paid on the Warrants;
♦	in the case of a direct investment in the underlying equity constituent stocks, the return could include substantial dividend payments, which you will not receive as an investor in the Warrants;
♦	an investment directly in the underlying equity or the underlying equity constituent stocks is likely to have tax consequences that are different from an investment in the Warrants;
♦	an investment directly in the underlying equity or the underlying equity constituent stocks would not be subject to time decay (whereas the Warrants, assuming no change in market conditions that may affect the price of the Warrants after purchase, may be subject to a decline in value over time even if the price of the underlying equity does not depreciate from the equity starting price during the term of the Warrants); and
♦	an investment directly in the underlying equity or the underlying equity constituent stocks may have better liquidity than the Warrants and, to the extent there are commissions or other fees in relation to a direct investment in the underlying equity or the underlying equity constituent stocks, such commissions or other fees may be lower than the commissions and fees applicable to the Warrants.

Even if the price of the underlying equity is greater than the equity starting price during the term of the Warrants, the market value of the Warrants may not increase by the same amount because of other factors, such as time to expiration, the price of the underlying equity relative to the equity starting price, the volatility of the underlying equity, dividends paid on the underlying equity or the underlying equity constituent stocks, interest rates in the market, as well as our perceived creditworthiness. For these reasons, among others, it is also possible for the price of the underlying equity to increase while the market value of the Warrants declines.

The formula for calculating the cash settlement amount does not take into account all developments in the underlying equity.

Changes in the price of the underlying equity during the term of the Warrants before the expiration date may not be reflected in the calculation of the amount payable, if any, upon the cash settlement payment date of the Warrants. The calculation agent will calculate the cash settlement amount by comparing only the closing price of the underlying equity on the trade date relative to the closing price of the underlying equity on the expiration date. No other prices will be taken into account. As a result, you may lose some or all of your initial investment even if the price of the underlying equity has risen at certain times during the term of the Warrants before falling to a price below the breakeven price (the price to which the underlying equity must appreciate before investors will receive a cash settlement amount sufficient to offset their initial investment) of the Warrant or below the equity starting price on the expiration date.

You have limited protection in the case of antidilution and reorganization events.

For antidilution and reorganization events affecting the underlying equity, the calculation agent may adjust the equity starting price and/or equity ending price, as applicable, of the underlying equity and any other term of the Warrants. However, the calculation agent is not required to adjust the terms of the Warrants for every corporate event that could affect the underlying equity. An event that does not require the calculation agent to make an adjustment may materially and adversely affect the value of the Warrants. In addition, the calculation agent will make all determinations and calculations concerning any such adjustment and may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, the manner described herein as necessary to achieve an equitable result. You should refer to “General Terms of the Warrants — Antidilution Adjustments” beginning on page S-20, “— Reorganization Events” on page S-23 and “— Role of Calculation Agent” on page S-25 for a description of the items that the calculation agent is responsible for determining.

The calculation agent can postpone the determination of the equity ending price and therefore the cash settlement payment date if a market disruption event occurs on the expiration date.

The determination of the equity ending price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the expiration date. If such a postponement occurs, then the calculation agent will instead use the closing price of the underlying equity on the first trading day after that day on which no market disruption event occurs or is continuing. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days. As a result, the cash settlement payment date for the Warrants could also be postponed, although not by more than eight trading days.

If the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the expiration date on which the equity ending price will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the equity ending price that would have prevailed in the absence of the market disruption event. See “General Terms of the Warrants — Market Disruption Event” beginning on page S-20.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Warrants — Sales in the secondary market may result in significant losses.

You should be willing to hold your Warrants until the expiration date. There may be little or no secondary market for the Warrants. The Warrants will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Warrants, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

Furthermore, even if there is a secondary market for the Warrants, there may be times when Warrant prices will not maintain their customary or anticipated relationships to the underlying equity constituent stocks. Changes in volatility, or other factors or conditions might adversely affect the liquidity, efficiency, continuity or even the orderliness of any secondary market for particular Warrants. Unusual events — such as market disruption events, including computer malfunction, fire or natural disaster or even extraordinary trading volume — may affect normal market operations. If trading is halted or suspended in one or more of the exchanges for underlying equity constituent stocks (or listed options thereof), any secondary market making of the Warrants on that underlying equity may also be halted.

If you sell your Warrants prior to the expiration date, you may have to do so at a substantial discount from the premium, and as a result, you may suffer substantial losses, even in cases where the price of the underlying equity has risen since the trade date to the breakeven price of the Warrant. The potential returns described herein are possible only in the case that you hold your Warrants until the expiration date.

The market value of the Warrants may be influenced by unpredictable factors.

The market value of your Warrants may fluctuate between the date you purchase them and the expiration date, when the calculation agent will determine your cash settlement amount. Several factors, many of which are beyond our control, will influence the market value of the Warrants. We expect that generally the price of the underlying equity on any day will affect the market value of the Warrants more than any other single factor. Other factors that may influence the market value of the Warrants include:

♦	the time remaining to the expiration date of the Warrants;
♦	the price of the underlying equity relative to the equity starting price of the Warrant;
♦	the volatility of the underlying equity (i.e., the frequency and magnitude of changes in the price of the underlying equity over the term of the Warrants);
♦	the dividend rate paid on the underlying equity (while not paid to the holders of the Warrants, dividend payments on the underlying equity may influence the market price of the underlying equity and therefore affect the market value of the Warrants);
♦	the underlying equity is subject to management risk, which is the risk that the investment strategy employed by a funds’ investment advisor may not produce the intended results;
♦	interest rates in the U.S. market and each market related to the underlying equity;
♦	supply and demand for the Warrants, including inventory positions with UBS Securities LLC or any other market-maker;
♦	the creditworthiness of UBS; and
♦	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the price of the underlying equity and equity markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Warrants may offset or enhance the effect of another factor.

The inclusion of commissions and compensation in the premium is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Warrants in secondary market transactions will likely be lower than the premium, since the premium is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Warrants. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The price at which UBS Securities LLC and its affiliates may offer to buy the Warrants in the secondary market (if any) may be greater than UBS’ valuation of the Warrants at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements.

For a limited period of time following the issuance of the Warrants, UBS Securities LLC or its affiliates may offer to buy or sell such Warrants at a price that exceeds (i) our valuation of the Warrants at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Warrants following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified in the “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” section of this prospectus supplement. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Warrants, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of financial products of UBS such as the Warrants. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of options or warrants. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE UNDERLYING EQUITY

UBS and its affiliates have no affiliation with the issuer of the underlying equity and are not responsible for its public disclosure of information, whether contained in SEC filings or otherwise.

We and our affiliates are not affiliated with the issuer of the underlying equity in any way and have no ability to control or predict its actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you upon an automatic exercise or at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the issuer of the underlying equity. The issuer of the underlying equity is not involved in the offering of the Warrants in any way and has no obligation to consider your interests as owner of the Warrants in taking any corporate actions that might affect the market value of your Warrants or the cash settlement amount. The issuer of the underlying equity may take actions that could adversely affect the market value of the Warrants.

The Warrants are unsecured debt obligations of UBS only and are not obligations of the issuer of the underlying equity. None of the money you pay for the Warrants will go to the issuer of the underlying equity.

We have derived the information about the issuer of the underlying equity and the underlying equity from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information available with respect to the issuer of the underlying equity or the underlying equity. You, as an investor in the Warrants, should make your own investigation into the issuer of the underlying equity and the underlying equity for your Warrants. We urge you to review financial and other information filed periodically by the issuer of the underlying equity with the SEC.

This prospectus supplement relates only to the Warrants and does not relate to the underlying equity or its issuer.

Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Warrants.

The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity. As a result, it is impossible to predict whether the price of the underlying equity will rise or fall. Market prices of the underlying equity constituent stocks will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of the underlying equity and the underlying equity constituent stocks.

The Warrants are subject to risks associated with the health care sector.

The Health Care Select Sector SPDR® Fund seeks to track the performance of the underlying index, which is comprised of the stocks of companies representing the health care sector of the S&P 500® Index. The Health Care Select Sector SPDR® Fund invests in companies in the health care sector, which are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure and an increased emphasis on outpatient services. Companies in the health care sector are heavily dependent on patent protection and the process of obtaining patent approval can be long and costly. The expiration of patents may adversely affect the profitability of the companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market.

The value of the shares of the underlying equity may not completely track the value of the underlying equity constituent stocks or the underlying index.

You should be aware that, although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the underlying equity constituent stocks in which it invests, the value of the underlying equity may not completely track the value of the underlying equity constituent stocks in which the underlying equity invests. The value of the underlying equity will reflect the transactional costs and fees that the underlying equity constituent stocks in which the underlying equity invests do not have.

In addition, the underlying equity may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the underlying index. The correlation between the performance of the underlying equity and the performance of its underlying index may not be perfect. Although the performance of the underlying equity seeks to replicate the performance of its underlying index, the underlying equity may not invest in all the underlying equity constituent stocks comprising such underlying index but rather may invest in a representative sample of underlying equity constituent stocks comprising such underlying index.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the underlying equity, or futures, options, exchange-traded funds or other derivative products based on the underlying equity may adversely affect the probability of the Warrants being exercised, any amount payable at maturity and the market value of the Warrants.

As described below under “Use of Proceeds and Hedging”, UBS or its affiliates expect to enter into hedging transactions involving purchases of the underlying equity, underlying equity constituent stocks, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets prior to, on and/or after the applicable trade date, and may subsequently enter into additional hedging transactions or unwind those previously entered into. Although they are not expected to, any of these hedging activities may adversely affect the market value(s) of the underlying equity or any underlying constituent stock and, therefore, the probability of the Warrants being exercised, the amount payable at maturity and the market value and/or payment at maturity of the Warrants. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Warrants declines. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the underlying equity constituent stocks and other investments relating to the underlying equity constituent stocks or the underlying equity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the underlying equity constituent stocks and the price of the underlying equity and, therefore, the cash settlement amount and the market value of the Warrants. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any underlying equity constituent stocks or the underlying equity. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Warrants.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Warrants, although they are not obligated to do so. As market makers, trading of the Warrants may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Warrants in their inventory. The supply and demand for the Warrants, including inventory positions of market makers, may affect the secondary market price for the Warrants.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying equity or the underlying equity constituent stocks that are not for the account of holders of the Warrants or on their behalf. These trading activities may present a conflict between the holders’ interest in the Warrants and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the price of the underlying equity, could be adverse to the interests of the holders of the Warrants.

UBS and its affiliates may, at present or in the future, engage in business with the issuer of the underlying equity or issuers of the underlying equity constituent stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Warrants as beneficial owners of the Warrants. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the underlying equity constituent stocks and the price of the underlying equity and, therefore, the cash settlement amount and the market value of the Warrants.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Warrants and may do so in the future. Any such research, opinions or recommendations could affect the price of the underlying equity or the market value of, and the return on, the Warrants.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Warrants. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in your Warrants. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Warrants and the underlying equity.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the cash settlement amount, if any, due on the cash settlement payment date. We may change the calculation agent after the original issue date of the Warrants without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Warrants — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying equity constituent stocks or the underlying equity has occurred or is continuing on the expiration date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind hedge positions. See “Use of Proceeds and Hedging”. Since this determination by the calculation agent may affect the cash settlement amount, the calculation agent may have a conflict of interest if it needs to make any such decision. Furthermore, as UBS determines the economic terms of the Warrants, including the premium, and such terms include hedging costs, issuance costs and projected profits, the Warrants represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Warrants.

UBS and its affiliates act in various capacities with respect to the Warrants. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Warrants. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Warrants and such compensation may serve as an incentive to sell these Warrants instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Warrants. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your Warrants in the secondary market.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Warrants.

Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Warrants, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Warrants. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Warrants and/or the ability of UBS to make payments thereunder.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Warrants are uncertain.

Significant aspects of the tax treatment of the Warrants are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Warrants, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” beginning on page S-27 of this prospectus supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In addition, the Internal Revenue Service (“IRS”) has announced in IRS Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the term of the Warrants. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

DESCRIPTION OF THE UNDERLYING EQUITY

We have derived all information contained herein regarding The Health Care Select Sector SPDR® Fund (the “XLV Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc., the investment adviser of the XLV Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLV Fund.

The XLV Fund is one of nine separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The nine Select Sector Indices upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLV Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Health Care Select Sector Index (the “Index”). The Index measures the performance of the Health Care sector of the U.S. equity market.

In seeking to track the performance of the Index, the XLV Fund employs a replication strategy, which means that the XLV Fund typically invests in substantially all of the securities represented in the Index in approximately the same proportions as the Index. Under normal market conditions, the XLV Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Index.

The Index includes companies from the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The Index is one of nine Select Sector Indexes developed and maintained in accordance with the following criteria: (1) each of the component securities in the Index is a constituent company of the S&P 500 Index; (2) each stock in the S&P 500 Index is allocated to one and only one of the Select Sector Indexes; and (3) the Index is calculated by the Index Provider using a modified “market capitalization” methodology.

As of December 31, 2014, ordinary operating expenses of the XLV Fund are expected to accrue at an annual rate of 0.16% of the XLV Fund’s average daily net asset value. Expenses of the XLV Fund reduce the net value of the assets held by the XLV Fund and, therefore, reduce the value of each share of the XLV Fund.

As of December 31, 2014, the XLV Fund’s five largest company holdings include: Johnson & Johnson (11.23%), Pfizer Inc. (7.53%), Merck & Co., Inc. (6.21%), Gilead Sciences Inc. (5.46%) and Amgen Inc. (4.65%).

In making your investment decision you should review the prospectus related to the XLV Fund, dated January 31, 2015 filed by The Select Sector SPDR® Trust (“the XLV Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1064641/000119312515023771/d844776d485bpos.htm

In addition, the XLV Fund Prospectus is available on XLV Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the XLV Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLV Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this prospectus supplement or any accompanying prospectus.

The XLV Fund’s website is https://www.spdrs.com/product/fund.seam?ticker=xlv. Shares of the XLV Fund are listed on the NYSE Arca under ticker symbol “XLV.”

Information filed by The Select Sector SPDR® Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-57791 and 811-08837.

Historical Closing Prices of the Equity

The closing price of the underlying equity has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the underlying equity during any period shown below is not an indication that the underlying equity is more or less likely to increase or decrease at any time during the life of your Warrants. The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices, as reported by Bloomberg. The closing price of the underlying equity on March 25, 2015 was $72.67. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2011	3/31/2011	$33.18	$31.61	$33.13
4/1/2011	6/30/2011	$36.42	$33.28	$35.52
7/1/2011	9/30/2011	$35.95	$29.99	$31.72
10/3/2011	12/30/2011	$34.88	$30.70	$34.69
1/3/2012	3/30/2012	$37.59	$34.97	$37.59
4/2/2012	6/29/2012	$38.00	$35.53	$38.00
7/2/2012	9/28/2012	$40.31	$37.40	$40.11
10/1/2012	12/31/2012	$41.35	$38.64	$39.95
1/2/2013	3/28/2013	$45.95	$40.65	$45.95
4/1/2013	6/28/2013	$49.62	$46.07	$47.61
7/1/2013	9/30/2013	$52.04	$47.57	$50.57
10/1/2013	12/31/2013	$55.47	$49.87	$55.44
1/2/2014	3/31/2014	$60.12	$54.86	$58.49
4/1/2014	6/30/2014	$61.23	$55.71	$60.83
7/1/2014	9/30/2014	$65.27	$59.82	$63.91
10/1/2014	12/31/2014	$71.04	$60.21	$68.38
1/2/2015*	3/25/2015*	$74.88	$68.02	$72.67
*	As of the date of this prospectus supplement, available information for the first calendar quarter of 2015 includes data for the period from January 2, 2015 through March 25, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the underlying equity from January 2, 2004 through March 25, 2015, based on information from Bloomberg. The dotted line represents the breakeven price of $83.21, which is equal to 114.50% of $72.67, which was the Closing Value on March 25, 2015. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Hypothetical Breakeven Price (114.50% of the Hypothetical Equity Starting Price)
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GENERAL TERMS OF THE WARRANTS

The following is a summary of the general terms of the Warrants. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere herein and in the accompanying prospectus. In this section, references to “holders” mean those who own the Warrants registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Warrants registered in street name or in the Warrants issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Warrants should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Warrants are part of a series that we may issue, from time to time, under the warrant indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Warrants. Terms that apply generally to all Warrants are described in “Description of Warrants We May Offer” in the accompanying prospectus. The terms described herein (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the premium and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Warrants. If you have purchased the Warrants in a market-making transaction after the initial sale, information about the premium and date of sale to you will be provided in a separate confirmation of sale. We describe the terms of the Warrants in more detail below.

Currency

Amounts that become due and payable on your Warrants will be payable in U.S. dollars.

Coupon

We will not pay you interest during the term of the Warrants.

Denominations

The Warrants have a notional amount of $1,000 per Warrant. Each Warrant has a premium of $145.00 per Warrant, and a minimum purchase of 69 Warrants (for a total minimum premium of $10,005.00). Purchases in excess of the minimum amount may be made in integrals of one Warrant. Purchases and sales of Warrants made in the secondary market, if any exists, are not subject to this minimum investment.

Exercise of Warrants; Worthless Expiration

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised or will expire worthless on the expiration date. The Warrants will:

♦	Expire Worthless: If the equity ending price is equal to or less than the equity starting price; or
♦	Automatically be Exercised: If the equity ending price is greater than the equity starting price.

Payment to Holders of the Warrants — Cash Settlement Amount

The Warrants are call warrants linked to the performance of the underlying equity, meaning that the economic return a holder of the Warrants receives is a function of the extent to which the price of the underlying equity increases from the trade date to the expiration date. The Warrants will be automatically exercised or expire worthless on the expiration date. The cash settlement amount you receive on the cash settlement payment date, if any, will be based on the equity ending price relative to the equity starting price, as described below:

♦	If the equity ending price is greater than the equity starting price, the Warrants will be automatically exercised, and for each Warrant, UBS will pay the cash settlement amount on the cash settlement payment date, calculated as follows:

Cash Settlement Amount = Notional Amount × Equity Return

♦	If the equity ending price is equal to or less than the equity starting price, the Warrants will not be exercised and will expire worthless on the expiration date.

As a result, you will lose all of your initial investment and will not receive any cash payment upon expiration.

The “premium” or “initial investment” is $145.00 per Warrant representing 14.50% of the notional amount per Warrant.

The “notional amount” is $1,000.00 per Warrant.

The “equity return” is the quotient, expressed as a percentage of (i) the equity ending price minus the equity starting price divided by (ii) the equity starting price. Expressed as a formula:

Equity Return =
Equity Ending Price – Equity Starting Price

Equity Starting Price

The “equity starting price” is equal to $72.67, which is the closing price of the underlying equity on the trade date, as determined by the calculation agent.

The “equity ending price” will equal the closing price of the underlying equity on the expiration date, as determined by the calculation agent.

The “trade date” is March 25, 2015.

The “settlement date” is March 30, 2015.

The “expiration date” will be March 26, 2018, or if such day is not a trading day, the following trading day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

The “cash settlement payment date” will be March 29, 2018 (which is on or around the third business day following the expiration date), or if such day is not a business day, the following business day, subject to postponement in the event of the occurrence of a market disruption event as described herein.

Investing in the Warrants involves significant risks. The equity return must be greater than 14.50% for you to receive a positive return on your initial investment. If the equity return is positive but less than 14.50%, you will lose part of your initial investment in the Warrants. If the equity ending price is equal to or less than the equity starting price, the Warrants will expire worthless and you will lose all of your initial investment in the Warrants. Investing in the Warrants involves a high degree of risk, including the possibility that the Warrants will expire worthless. You may lose some or all of your initial investment.

Any payment on the Warrants, including any repayment of your initial investment, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Warrants and you could lose all of your initial investment.

Closing Price

The “closing price” of the underlying equity on any trading day means:

♦	if the underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underling equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying equity (or such other security) is listed or admitted to trading; or
♦	if, following certain reorganization events affecting the underlying equity or following delisting or suspension of trading in the underlying equity, the underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, the official closing price for such non-U.S. security on the primary non-U.S. exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “— Reorganization Events” beginning on page S-23); or
♦	if the underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying equity (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Expiration Date

We currently expect the expiration date to be March 26, 2018, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the expiration date for the Warrants will be the first following trading day on which the closing price of the underlying equity is determinable and on which the calculation agent determines that a market disruption event has not occurred and is not continuing with respect to the underlying equity. In no event, however, will the expiration date for the Warrants be postponed by more than eight trading days.

Cash Settlement Payment Date

We currently expect the cash settlement payment date to be March 29, 2018, unless that day is not a business day, in which case the cash settlement payment date will be the next following business day. If the third business day before this applicable day does not qualify as the expiration date as determined in accordance with “— Expiration date” above, then the payment date will be the third business day following such expiration date. If the calculation agent postpones the expiration date with respect to the underlying equity, the cash settlement payment date will be automatically postponed to maintain the same number of business days between the postponed expiration date and the cash settlement payment date that existed prior to the postponement of the expiration date. The calculation agent may postpone the expiration date for the underlying equity if a market disruption event occurs or is continuing with respect to such underlying equity on a day that would otherwise be the expiration date. We describe market disruption events under “— Market Disruption Event” below.

Market Disruption Event

The calculation agent will determine the equity ending price of the underlying equity on the expiration date. If the calculation agent determines that, on the expiration date, a market disruption event has occurred or is continuing with respect to the underlying equity, the expiration date may be postponed by up to eight trading days for the underlying equity. If such a postponement occurs, the expiration date will be the first trading day on which no market disruption event occurs or is continuing. If, however, the expiration date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the equity ending price on such day. In such an event, the calculation agent will estimate the equity ending price for the underlying equity that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone the expiration date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the equity ending price.

The calculation agent may also postpone the determination of the equity starting price of the underlying equity if it determines that a market disruption event has occurred or is continuing with respect to the underlying equity on the trade date. If the trade date is postponed, the calculation agent may adjust the expiration date and the cash settlement payment date to ensure that the stated term of the Warrants remains the same.

Any of the following will be a market disruption event with respect to a particular underlying equity, in each case as determined by the calculation agent:

♦	a suspension, absence or material limitation of trading in the underlying equity in the primary market for such underlying equity for more than two hours of trading or during the one hour before the close of trading in that market;
♦	a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to the underlying equity or, with respect to the underlying equity that is an exchange-traded fund (an “ETF”), to the underlying index of such ETF;
♦	if the underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the underlying equity constituent stocks which then comprise 20% or more of the value of the underlying equity constituent stocks of the ETF on the primary exchanges for such underlying equity constituent stocks for more than two hours of trading or during the one hour before the close of trading of such exchanges; or
♦	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Warrants that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in any underlying equity generally.

For the avoidance of doubt, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to the underlying equity or, with respect to the underlying equity that is an ETF, to (x) the underlying index of such ETF or (y) the underlying equity constituent stocks of such ETF (and the 20% threshold set forth above is met) in the primary market for those contracts by reason of any of:

♦	a price change exceeding limits set by that market,
♦	an imbalance of orders relating to those contracts, or
♦	a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying equity.

For this purpose, an “absence of trading” in those option or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events with respect to any underlying equity:

♦	a limitation on the hours or numbers of days of trading in the underlying equity or options on that underlying equity, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option or futures contracts relating to the underlying equity, or, if the underlying equity is an ETF, to the underlying index or underlying equity constituent stocks of the ETF.

Antidilution Adjustments

The equity starting price and/or equity ending price, as applicable, or any other term of the Warrants, are each subject to adjustments by the calculation agent as a result of the antidilution events described in this section. The adjustments described below do not cover all events that could affect the value of the Warrants. We describe the risks relating to dilution above under “Risk Factors — You have limited protection in the case of antidilution and reorganization events” on page S-10.

How Adjustments Will be Made

If one of the events described below occurs with respect to the underlying equity and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of such underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the equity starting price and/or equity ending price, as applicable, of the underlying equity or any other term of the Warrants, as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if the issuer of the underlying equity announced a two-for-one stock split and an adjustment was required, the calculation agent would halve the equity starting price for the underlying equity. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying equity, if applicable, in the event of a consolidation or merger of the issuer of the underlying equity with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the terms of the Warrants.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the equity starting price and/or equity ending price, as applicable, for the first event, then adjust those same terms, as applicable, for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described herein with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Warrants that results solely from that event to achieve an equitable result. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the equity starting price and/or equity ending price, as applicable, of the underlying equity. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the underlying equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the equity starting price and/or equity ending price of the underlying equity. All terms of the Warrants resulting from any adjustment will be rounded up or down, as appropriate, to the nearest cent, with one-half cent being rounded upward.

The calculation agent will make all determinations with respect to antidilution adjustments affecting the Warrants, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Warrants. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

♦	a subdivision, consolidation or reclassification of the underlying equity or a free distribution or dividend of shares of the underlying equity to existing holders of the underlying equity by way of bonus, capitalization or similar issue;
♦	a distribution or dividend to existing holders of the underlying equity of:
♦	additional shares of the underlying equity as described under “— Stock Dividends or Distributions” below,
♦	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective issuer of the underlying equity equally or proportionately with such payments to holders of the underlying equity, as applicable, or
♦	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;
♦	the declaration by the respective issuer of the underlying equity of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying equity, as applicable, or other assets;
♦	a repurchase by the respective issuer of the underlying equity of its underlying equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
♦	a consolidation of the respective issuer of the underlying equity with another company or merger of the respective issuer of the underlying equity with another company; and
♦	any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying equity.

The adjustments described below do not cover all events that could affect the value of the Warrants. We describe the risks relating to dilution under “Risk Factors — You have limited protection in the case of antidilution and reorganization events” on page S-10.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying equity is subject to a stock split or a reverse stock split, then the equity starting price will be adjusted by dividing the prior equity starting price by the number of shares that a holder of one share of the underlying equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying equity is subject to a stock dividend payable in shares of such underlying equity, then the equity starting price will be adjusted by dividing the prior equity starting price by the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the underlying equity.

It is not expected that antidilution adjustments will be made in the case of stock dividends payable in shares of the underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of such underlying equity.

Other Dividends or Distributions

The terms of the Warrants will not be adjusted to reflect dividends or other distributions paid with respect to the underlying equity, other than:

♦	stock dividends described under “— Stock Dividends or Distributions” above;
♦	issuances of transferable rights and warrants with respect to the underlying equity as described under “— Transferable Rights and Warrants” below;
♦	if the underlying equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page S-23; and
♦	extraordinary cash dividends described below.

A dividend or other distribution with respect to the underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying equity by an amount equal to at least 10% of the closing price of the underlying equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first trading day on which the underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying equity and is payable in cash, the equity starting price will be adjusted by dividing the prior equity starting price by the ratio of the closing price of the underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying equity equals:

♦	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying equity minus the amount per share of underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying equity; or
♦	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying equity that is both an extraordinary dividend and payable in shares of that underlying equity, or an issuance of rights or warrants with respect to the underlying equity that is also an extraordinary dividend, will result in adjustments to the equity starting price, or any other term of the Warrants, as described under “— Stock Dividends or Distributions” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of the underlying equity issues transferable rights or warrants to all holders of such underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the equity starting price and/or equity ending price, as applicable, of the underlying equity, or any other terms of the Warrants as the calculation agent determines appropriate with reference to any adjustment(s) to options contracts on the underlying equity in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	the underlying equity is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the issuer of that underlying equity;
(b)	the issuer of the underlying equity or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but the outstanding shares (other than shares owned or controlled by the other party to the transaction) immediately prior to the event collectively represent less than 50% of the outstanding shares immediately following that event;
(c)	any statutory share exchange involving outstanding shares of the issuer of the underlying equity or any successor entity and the securities of another entity occurs, other than as part of an event described in clause (b) above;
(d)	the issuer of the underlying equity or any successor entity sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
(e)	the issuer of the underlying equity or any successor entity effects a spin-off, that is, issues equity securities of another issuer to all holders of the underlying equity, other than as part of an event described in clauses (b), (c) or (d) above (a “spin-off event”);
(f)	the issuer of the underlying equity or any successor entity is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
(g)	a tender or exchange offer or going private transaction is commenced for all the outstanding shares of the issuer of the underlying equity or any successor entity and is consummated for all or substantially all of such shares.

If a reorganization event other than a share-for-cash event or an issuer merger event (each as defined below) with respect to the underlying equity occurs, then the determination of the equity ending price will be made by the calculation agent based upon the amount, type and value of property or properties — whether securities, other property or a combination of securities, other property and cash — that a hypothetical holder of the number of shares of the underlying equity prior to the reorganization event would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and be quoted and traded in a non-U.S. currency. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the underlying equity may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the underlying equity that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the underlying equity and the calculation agent adjusts the underlying equity to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting an adjusted underlying equity. The calculation agent will do so to the same extent that it would make adjustments if the shares of the underlying equity were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were the underlying equity.

For example, if the issuer of the underlying equity merges into another company and each share of the underlying equity is converted into the right to receive two common shares of the surviving company and a specified amount of cash. The underlying equity will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the adjusted underlying equity for each Warrant to reflect any later stock split or other event, including any later reorganization or antidilution event, that affects the common shares of the surviving company, to the extent described in this section and in “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of the underlying equity. In that event, the cash component will not be adjusted but will continue to be a component of the underlying equity (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due at maturity of the Warrants, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency) distributed in, or as a result of, the event will be substituted for the underlying equity as described above. Consequently, references herein to the underlying equity mean any distribution property that is distributed in a reorganization event and comprises an adjusted underlying equity. Similarly, references to the respective issuer of the underlying equity include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) on the expiration date, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable non-U.S. currency for U.S. dollars for settlement on the expiration date in the aggregate amount of the applicable non-U.S. currency payable to holders of the Warrants. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to the underlying equity and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) the issuer of the underlying equity or any successor entity becomes subject to a merger or consolidation with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “— Delisting or Suspension of Trading in the Underlying Equity” below) to replace such underlying equity that is affected by any such share-for cash event or issuer merger event (the “original underlying equity”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the equity starting price and/or equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the payment at maturity by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying equity exists, then the calculation agent will deem the closing price of the original underlying equity on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price of the underlying equity on each remaining trading day to, and including, the expiration date.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity (“original ETF”) is delisted, trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such ETF will continue to be deemed the underlying equity.

If an ETF serving as the underlying equity is delisted, trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, or the ETF is otherwise discontinued, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the ETF, which is listed or approved for trading on a major U.S. exchange or market, whose ETF (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index as the original ETF or underlying equity constituent stocks of the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to its underlying equity constituent stocks, any underlying index, market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the equity starting price and/or equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the payment at maturity by reference to the substitute ETF and such adjusted terms. If the substitute ETF is quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute ETF on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the closing price of the original ETF by reference to a basket comprised of (i) the underlying equity constituent stocks of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying equity constituent stocks of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the equity starting price and/or equity ending price, as applicable, and any other term of the Warrants and thereafter will determine the payment at maturity by reference to the replacement basket and such adjusted terms. If the replacement basket includes any underlying equity or other security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the applicable replacement basket constituent on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF on each remaining trading day to, and including, the expiration date.

If at any time the underlying index or the underlying equity constituent stocks of an ETF serving as the underlying equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the closing prices of the underlying equity by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of your Warrants without notice. The calculation agent will make all determinations regarding the cash settlement amount of your Warrants, market disruption events, antidilution and reorganization adjustments, business days, trading days, the equity starting price, the equity ending price, the equity return and the amount payable in respect of your Warrants, in its sole discretion. All determinations of the calculation agent, absent manifest error, will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of Warrants at expiration will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Warrants are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Warrants, we mean any day that is a business day of the kind described in “Description of Warrants We May Offer — Payment When Offices are Closed” in the accompanying prospectus.

Trading Day

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. exchange(s) or market(s) on which the underlying equity or an underlying equity constituent stock is listed or admitted for trading. With respect to the underlying equity or underlying equity constituent stock issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid or warrant property delivered by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder of the Warrants will be repaid or redelivered to us. After that two-year period, the holder of the Warrants may look only to us for payment of any money or delivery of any warrant property, and not to the trustee, any other paying agent or anyone else.

Booking Branch

The booking branch of UBS AG will be London Branch.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Warrants for the purposes we describe in the attached prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Warrants as described below.

In anticipation of the sale of the Warrants, we or our affiliates expect to enter into hedging transactions involving purchases and sales of the underlying equity, the underlying equity constituent stocks and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying equity or the underlying equity constituent stocks prior to on, or after the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently with regard to your Warrants, from time to time, we or our affiliates may:

♦	acquire or dispose of long or short positions of the underlying equity or the underlying constituent stocks;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the above instruments;
♦	acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the underlying index; or
♦	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Warrants from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Warrants on or before the expiration date. That step may involve sales or purchases of the instruments described above. No holder of the Warrants will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of your Warrants from time to time and the cash settlement amount for your Warrants. See “Risk Factors” beginning on page S-9 of this prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States federal tax considerations relating to the Warrants. It does not purport to be a complete analysis of all tax considerations relating to the Warrants. Prospective purchasers of the Warrants should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Warrants and receiving payments of amounts under the Warrants. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you acquire Warrants in the offering and you hold your Warrants as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank or certain other financial institutions,
♦	a regulated investment company,
♦	a real estate investment trust,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Warrants as part of a straddle, a hedging or conversion transaction or other integrated transaction for tax purposes, or who enters into a “constructive sale” or “wash sale” with respect to the Warrants,
♦	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These legal authorities are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Warrant and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Warrants, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Warrants should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Warrants.

You should consult your own tax advisor regarding the U.S. federal, state and local tax consequences of owning and disposing of Warrants in your particular circumstances.

Tax Treatment of Warrants

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations by us, the Warrants should be treated as call options for U.S. federal income tax purposes. Pursuant to the terms of the Warrants, you have agreed to treat the Warrants in such manner for U.S. federal income tax purposes. Except as otherwise noted below, the discussion below assumes that the Warrants will be so treated.

Tax Treatment of U.S. Holders

Prior to any sale, exchange, exercise or expiration of your Warrant, you should generally not recognize any taxable income, gain and loss in respect of your Warrants.

Upon a sale, exchange, exercise or expiration of your Warrants, subject to the constructive ownership rules (discussed below), you should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your Warrants. In general, your tax basis in a Warrant should be equal to the amount you paid to acquire the Warrant. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Because the underlying equity would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the IRS could assert that all or a portion of a Warrant should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. A Warrant should not constitute a constructive ownership transaction (because a Warrant should be treated as an option). If, however, a Warrant (in whole or in part) were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale, exchange, exercise or expiration of your Warrants could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). You should consult your tax advisor concerning the possible application of Section 1260 to the Warrants.

Possible Alternative Tax Treatments of an Investment in Warrants

Due to the absence of authorities that directly address the proper tax treatment of the Warrants, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Warrants described above. If the IRS were successful in asserting an alternative treatment of the Warrants, the timing and character of income on your Warrants could differ materially from our description herein. For example, the IRS might treat the Warrants as debt instruments issued by us, in which event the taxation of the Warrants would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Warrants at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Warrants, in each year that you hold the Warrants (even though you will not receive any cash with respect to the Warrants during the term of the Warrants) and any gain recognized at expiration or upon sale or other disposition of the Warrants would generally be treated as ordinary income. Additionally if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS. Alternatively, it is possible that the IRS might assert that the Warrants represent separate call options on the underlying equity constituent stocks or an ownership interest in such components, in which case you might be required to recognize gain or loss on any rebalancing of the underlying equity.

Other alternative U.S. federal income tax characterizations of the Warrants might also require you to include amounts in income during the term of the Warrants, without regard to how long you held the Warrants (including possible mark to market treatment or accrual of ordinary income over the term of the Warrants). Accordingly, you should consult your tax advisor regarding the United States federal income tax consequences of an investment in the Warrants.

IRS Notice 2008-2

The IRS has announced that it and the Treasury Department are considering whether holders of prepaid forward or certain other financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation has also been introduced that, if it had been enacted, could have affected the tax treatment of derivative contracts. Although neither IRS Notice 2008-2 nor proposed legislation would by their terms apply to contracts that are treated as call options for U.S. income tax purposes, future legislation or IRS guidance could change current law treatment of such options, perhaps retroactively. In the event that any such treatment is adopted, a U.S. holder may be required to accrue ordinary income over the term of the Warrants.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Warrants, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets

U.S. holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Warrants.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Warrants or a sale of the Warrants should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Warrants or a sale of the Warrants to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Warrants.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or maturity of the Warrants will be subject to information reporting unless you are an “exempt recipient” (such as a U.S. corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders.  If you are not a U.S. holder, subject to Section 871(m) and FATCA (as discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Warrants or to generally applicable information reporting and backup withholding requirements upon the sale of your Warrants if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8).

In general, gain realized on the sale, exchange, automatic call or retirement of the Warrants by a Non-U.S. holder will not be subject to U.S. federal income tax, unless:

♦	the gain with respect to the Warrants is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States, or
♦	the Non-U.S. holder is a nonresident alien individual who holds the Warrants as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the gain realized on the sale, exchange or retirement of the Warrants by the Non-U.S. holder is described in either of the two preceding bullet points, the Non-U.S. Holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition (including cash settlement) of the relevant Warrant. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the issuer of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Warrants on or after January 1, 2016 that are treated as dividend equivalents for Warrants acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Warrants should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Warrants under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Warrants.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold the Warrants through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Warrants purchased after the bill was enacted to accrue interest income over the term of the Warrants despite the fact that there will be no interest payments over the entire term of the Warrants. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Warrants to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Warrants. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Warrants are urged to consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other (including the taxing jurisdiction of the issuer of the underlying equity) tax consequences to them of the purchase, ownership and disposition of the Warrants (including possible alternative treatments and the issues presented by the IRS Notice 2008-2).

ERISA CONSIDERATIONS

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Warrants by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Warrants, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Warrants is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Warrants will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Warrants on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST); SECONDARY MARKETS (IF ANY)

UBS has agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase from UBS, the aggregate premium amount of the Warrants indicated on the cover of this prospectus supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Warrants. UBS Securities LLC has agreed to resell all of the Warrants to J.P. Morgan Securities LLC and its affiliates (the “Placement Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this prospectus supplement. The Warrants will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Placement Agents intend to resell the offered Warrants at the issue price to the public. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Warrants. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Warrants after its initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Warrants against payment for the Warrants on or about the third business day following the trade date.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Warrants within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Warrants, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell the Warrants in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.

UBS Securities LLC and its affiliates may offer to buy or sell the Warrants in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Warrants at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Warrants immediately after the trade date in the secondary market is expected to exceed UBS internal valuation of the Warrants as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Warrants and may stop making a market at any time.